UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Check the appropriate box:
Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12

G-III APPAREL GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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G-III APPAREL GROUP, LTD.

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of G-III Apparel Group, Ltd. to be held on Thursday, June 8, 2006 at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 24th Floor, New York, New York 10103.

The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked to (i) elect nine directors to serve on our Board of Directors, (ii) approve an amendment to our certificate of incorporation that will increase the number of authorized shares of our common stock from 20,000,000 shares to 40,000,000 shares and (iii) ratify the appointment of Ernst & Young LLP as our independent certified public accountants. At the meeting, we will also report on the affairs of G-III, and a discussion period will be provided for questions and comments of general interest to stockholders.

We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use.

Thank you for your cooperation.

Very truly yours,

MORRIS GOLDFARB Chief Executive Officer

May 2, 2006

G-III APPAREL GROUP, LTD.
512 Seventh Avenue
New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 8, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of G-III Apparel Group, Ltd. will be held on Thursday, June 8, 2006 at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 24th Floor, New York, New York 10103, for the following purposes:

(1)	To elect nine directors to serve for the ensuing year.

(2)	To approve an amendment to our certificate of incorporation that will increase the total number of authorized shares of our common stock, $.01 par value per share, from 20,000,000 shares to 40,000,000 shares.

(3)	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as our independent certified public accountants for the fiscal year ending January 31, 2007.

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on May 2, 2006 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, each stockholder is urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if the proxy is mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

By Order of the Board of Directors
WAYNE S. MILLER Secretary

New York, New York
May 2, 2006

G-III APPAREL GROUP, LTD.
512 Seventh Avenue
New York, New York 10018

PROXY STATEMENT

GENERAL INFORMATION

General

This Proxy Statement (first mailed to stockholders on or about May 9, 2006) is furnished to the holders of Common Stock, par value $.01 per share (the ‘‘Common Stock’’), of G-III Apparel Group, Ltd. (‘‘G-III’’) in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders (the ‘‘Annual Meeting’’), or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Thursday, June 8, 2006, at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 24th Floor, New York, New York 10103.

It is proposed that at the Annual Meeting: (i) nine directors will be elected to serve on our Board of Directors, (ii) the amendment of our certificate of incorporation to increase the number of authorized shares of our Common Stock from 20,000,000 shares to 40,000,000 shares will be approved and (iii) the appointment of Ernst & Young LLP as our independent certified public accountants for the fiscal year ending January 31, 2007 will be ratified.

Management currently is not aware of any other matters that will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. Proxies for use at the Annual Meeting are being solicited by our Board of Directors. Proxies will be solicited chiefly by mail; however, certain of our officers, directors, employees and agents, none of whom will receive additional compensation therefore, may solicit proxies by telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.

All share and per share information in this Proxy Statement has been adjusted to give retroactive effect to a three-for-two split of our Common Stock effected on March 28, 2006.

Revocability and Voting of Proxy

A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Unless otherwise indicated on the form of proxy, shares of Common Stock represented by any proxy in the enclosed form, assuming the proxy is properly executed and received by us prior to the Annual Meeting, will be voted with respect to the following items on the agenda: (i) the election of each of the nominees for director as shown on the form of proxy, (ii) the approval of an amendment to our certificate of incorporation to increase the number of authorized shares of Common Stock from 20,000,000 shares to 40,000,000 shares and (iii) the appointment of Ernst & Young LLP as our independent certified public accountants.

Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy, by filing with the Secretary of G-III a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no specifications are given, the proxies intend to vote the shares represented thereby ‘‘for’’ the election of each of the nominees for director as shown on the form of proxy, ‘‘for’’ the approval of the amendment of our certificate of incorporation to increase the number of authorized shares of Common Stock, ‘‘for’’ the ratification of the appointment of Ernst & Young LLP as our independent certified public accountants, and in accordance with their best judgment on any other matters which may properly come before the meeting.

Record Date and Voting Rights

On May 2, 2006, there were 12,374,099 shares of Common Stock outstanding (excluding those held in treasury). Each of these shares is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on May 2, 2006 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted with respect to the specific matter being voted upon. ‘‘Broker non-votes’’ are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the amendment to our certificate of incorporation. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote is required to ratify the appointment of Ernst & Young LLP.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY
CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth information as of March 31, 2006 (except as otherwise noted in the footnotes) regarding the beneficial ownership of our Common Stock of: (i) each person known by us to own beneficially more than five percent of the outstanding Common Stock; (ii) each director and director nominee; (iii) each executive officer named in the Summary Compensation Table (see ‘‘Executive Compensation’’ below); and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percentage of Common Stock
Morris Goldfarb(1)	4,614,488	(2)	36.2%
Sammy Aaron(1)	355,000	(3)	2.9%
Thomas J. Brosig	26,400	(4)	*
1174 Glendale Place Gulfport, MS 39507
Pieter Deiters(1)	3,000	(5)	*
Alan Feller(1)	31,912	(6)	*
Carl Katz(1)	216,600	(7)	1.7%
Laura Pomerantz(1)			*
Willem van Bokhorst	44,625	(8)	*
Julianaplein 5 Curaçao, Netherlands Antilles
Richard White(1)	24,300	(9)	*
Aron Goldfarb(1)	1,434,532	(10)	11.6%
Dimensional Fund Advisors Inc.	628,225	(11)	5.1%
1299 Ocean Avenue 11th Floor Santa Monica, CA 90401
Wynnefield Capital Group	755,035	(12)	6.1%
450 Seventh Avenue, Suite 509 New York, NY 10123
Buckingham Capital Management	1,113,150	(13)	9.0%
750 Third Avenue, Sixth Floor New York, NY 10017
Jeanette Nostra(1)	216,600	(14)	1.7%
Wayne S. Miller(1)	207,298	(15)	1.7%
Deborah Gaertner(1)	45,262	(16)	*
Neal S. Nackman(1)	21,000	(17)	*
All directors and executive officers as a group (13 persons)	5,589,885	(18)	42.3%

*	Less than one percent

(1)	The address of such individual is c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018.

(2)	Includes (i) 405,000 shares of common Stock which may be acquired within 60 days upon the exercise of options; (ii) 195,000 shares of Common Stock held in a trust, of which Mr. Goldfarb’s wife is one of two trustees with shared voting and dispositive power, for the benefit of Mr. Goldfarb’s daughter; (iii) 195,000 shares of Common Stock held in a trust, of which Mr. Goldfarb’s wife is one of two trustees with shared voting power, for the benefit of Mr. Goldfarb’s son; (iv) 14,833 shares of Common Stock owned by Mr. Goldfarb’s wife;

(footnotes continued on next page)

(footnotes continued from previous page)

(v) 441,300 shares of Common Stock held by Morris and Arlene Goldfarb as joint tenants; (vi) 37,500 shares of Common Stock owned by The Morris and Arlene Goldfarb Family Foundation, Inc., of which Mr. Goldfarb is the President and Treasurer and (vii) 108,375 shares of Common Stock held by Goldfarb Family Partners, L.L.C., of which Mr. Goldfarb is the Managing Member.

(3)	Does not include up to 75,000 unvested shares of Common Stock that may vest based upon the achievement of certain specified average market price levels of the Common Stock. We have the right to repurchase the unvested shares for $.01 per share if the vesting conditions are not satisfied.

(4)	Shares may be acquired within 60 days upon the exercise of options.

(5)	Shares may be acquired within 60 days upon the exercise of options.

(6)	Includes 23,400 shares of Common Stock which may be acquired within 60 days upon the exercise of options.

(7)	Consists of 43,500 shares of Common Stock held by Ms. Nostra, one of our executive officers, and 171,600 shares of Common Stock which may be acquired within 60 days upon exercise of options.

(8)	Includes 29,400 shares of Common Stock which may be acquired within 60 days upon the exercise of options.

(9)	Shares may be acquired within 60 days upon the exercise of options.

(10)	Includes 37,500 shares of Common Stock which may be acquired within 60 days upon the exercise of options.

(11)	Information is derived from the Schedule 13G filed with the Securities and Exchange Commission on February 6, 2006 (the ‘‘DFA Schedule 13G’’), filed by Dimensional Fund Advisors Inc. (‘‘DFA’’), a registered investment advisor, with the Securities and Exchange Commission, as adjusted for our three-for-two stock split. The DFA Schedule 13G states that DFA is deemed to have beneficial ownership of 628,225 shares of Common Stock, all of which shares are owned by advisory clients of DFA, no one of which, to the knowledge of DFA, owns more than 5% of the outstanding Common Stock. In the DFA Schedule 13G, DFA disclaims beneficial ownership of such shares.

(12)	Information is derived from the Schedule 13G filed with the Securities and Exchange Commission on February 15, 2006 (the ‘‘Wynnefield Schedule 13G’’) filed by the Wynnefield Capital Group with the Securities and Exchange Commission, as adjusted for our three-for-two stock split. The Wynnefield Schedule 13G states that Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Channel Partnership II, L.P., Wynnefield Capital Management, LLC, Wynnefield Capital, Inc. and Nelson Obus (collectively, the ‘‘Wynnefield Capital Group’’) are deemed to have beneficial ownership of an aggregate of 755,035 shares of Common Stock.

(13)	Information is derived from the Schedule 13G filed with the Securities and Exchange Commission on February 10, 2006, (the ‘‘BCM Schedule 13G’’) filed by Buckingham Capital Management Incorporated (‘‘BCM’’), a registered investment advisor, with the Securities and Exchange Commission, as adjusted for our three-for-two stock split. The BCM Schedule 13G states that BCM is deemed to have beneficial ownership of 1,113,150 shares of Common Stock.

(14)	Consists of 1,500 shares of Common Stock held by Mr. Katz and 171,600 shares of Common Stock which may be acquired within 60 days upon the exercise of options.

(footnotes continued on next page)

(footnotes continued from previous page)

(15)	Includes 169,798 shares of common stock which may be acquired within 60 days upon the exercise of options.

(16)	Includes 15,750 shares of Common Stock which may be acquired within 60 days upon the exercise of options and 750 shares owned by Ms. Gaertner’s husband.

(17)	Includes 12,000 shares which may be acquired within 60 days upon the exercise of options.

(18)	Includes 880,648 shares of Common Stock which may be acquired within 60 days upon the exercise of options.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nine directors are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below (all of whom are currently our directors) to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by your proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All of the nominees listed below have consented to be named as such and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

The nominees, their respective ages, the year in which each first became a director of G-III and their principal occupations or employment during the past five years are as follows:

Nominee	Age	Year First Became Director	Principal Occupation During the Past Five Years
Morris Goldfarb	55	1974	Chairman of the Board and Chief Executive Officer of G-III. Mr. Goldfarb has served as an executive officer of us and our predecessors since our formation in 1974. Mr. Goldfarb currently serves as a director of Lakes Entertainment, Inc.
Sammy Aaron	46	2005	Vice Chairman of G-III and President of our Marvin Richards division since our acquisition of J. Percy for Marvin Richards Ltd. in July 2005. From 1998 to July 2005, he served as President of J. Percy for Marvin Richards, Ltd.
Thomas J. Brosig	56	1992	Mr. Brosig is currently retired. From January, 1999 through February, 2002, he served as President, Mid-South Region, Park Place Entertainment. For more than five years prior to 1999, he served its predecessor, Grand Casinos, Inc., in various executive capacities including its President from September, 1996 to January 1999. From January 1999 to October 1999, he served as President and was a Director of Lakes Entertainment, Inc. Mr. Brosig currently serves as a Director of Mountaineer Gaming Inc.
Pieter Deiters	63	2005	Mr. Deiters has been a member of the supervisory board of Tootal N.V. Enshede, a textile trading company in the Netherlands, since 2002 and a member of the Supervisory Board of Bandolera B.V., a women’s’ clothing manufacturer in the Netherlands, since 2000. Since 1998, Mr. Deiters has been a senior member of the Turn Around Management Team of the European Bank for Reconstruction and Development and Vice President of the Supervisory Board of Royal Ten Cate Companies, KTC, a Netherlands company quoted in the Euronext Stock Market.

Nominee	Age	Year First Became Director	Principal Occupation During the Past Five Years
Alan Feller	64	1996	Mr. Feller is currently retired. Mr. Feller was our Chief Financial Officer from December 1989 to April 1998, and served as our Executive Vice President, Treasurer and Secretary from January 1990 through July 1995. Mr. Feller served as a consultant to us from May 1998 through October 1999.
Carl Katz	65	1989	Mr. Katz is currently retired. Mr. Katz was Executive Vice President of our Siena Leather division from 1989 until January 2003. Mr. Katz had been an executive of Siena since 1981.
Laura Pomerantz	58	2005	Ms. Pomerantz has been a principal of PBS Realty Advisors, LLC since 1994. She also serves as a director of Newkirk Realty Trust, Inc. since 2005. She also served for five years on the Board of Directors for Elder-Beerman Stores, Inc. until its sale in 2003.
Willem van Bokhorst	60	1989	Managing Partner of STvB Advocaten, a Netherlands Antilles law firm with offices in Amsterdam and Curaçao for more than the past five years.
Richard White	52	2003	Mr. White has been a Managing Director and head of the Private Equity Investment Department of Oppenheimer & Co. Inc. since June 2004. From 2002 to June 2004, he served as President of Aeolus Capital Group LLC, an investment management firm. From 1985 until 2002 he was a Managing Director at CIBC Capital Partners, an affiliate of CIBC World Markets, and its predecessor firm, Oppenheimer & Co., Inc. During that time, Mr. White worked in both the Investment Banking and Private Equity Investing departments. Mr. White is a director of ActivIdentity Corp., a company which develops digital identity and authentication software and hardware, and Escalade Inc., a manufacturer of sporting goods and office products. Mr. White previously served as a director of G-III from November 1991 to July 1993.

Aron Goldfarb, a greater than 10% stockholder, and Morris Goldfarb are father and son, respectively. Carl Katz and Jeanette Nostra, our President, are married to each other.

Our Board of Directors has several committees, including an Audit Committee, Compensation Committee and Nominating Committee. The Board of Directors held six meetings and acted by unanimous written consent twice during the fiscal year ended January 31, 2006. During the fiscal year ended January 31, 2006, Sammy Aaron, Thomas Brosig and Laura Pomerantz each attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of meetings of committees of the Board on which each served during the period in the fiscal year when each was a director.

The Audit Committee, composed of Thomas Brosig, Alan Feller, Willem van Bokhorst and Richard White, is responsible for, among other things, assisting the Board in monitoring (i) the integrity of our financial statements, (ii) the qualifications and independence of our independent auditors, (iii) the performance of our internal audit function and independent auditors, and (iv) the compliance by us with legal and regulatory requirements. The Board of Directors has determined that all of the members of the Audit Committee are independent as that term is defined in Rule

4200(a)(15) of the listing standards of The Nasdaq Stock Market, Inc. (‘‘Nasdaq’’) and under the Securities Exchange Act of 1934. The Board has further determined that each of Messrs. Feller, Brosig and White is an audit committee financial expert as such term is defined in the rules of the Securities and Exchange Commission. The Audit Committee met eight times and acted by unanimous written consent once during the fiscal year ended January 31, 2006. A current copy of the Audit Committee’s charter is available on our website at www.g-iii.com.

The purpose of the Compensation Committee is to discharge the responsibilities of the Board relating to compensation of our directors and executive officers. The Compensation Committee, composed of Willem van Bokhorst and Richard White, is empowered to establish and review our compensation practices and policies and to recommend and/or set the compensation for our executive officers, as well as to authorize and approve employment agreements with our executive officers. In addition, the Compensation Committee is empowered to oversee and make all decisions regarding our 1989 Stock Option Plan, 1997 Stock Option Plan and 2005 Stock Incentive Plan. The Board of Directors has determined that Messrs. van Bokhorst and White are independent as that term is defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Compensation Committee acted three times by unanimous written consent during the year ended January 31, 2006. A current copy of the Compensation Committee's charter is available on our website at www.g-iii.com.

The Nominating Committee assists the Board in its selection of individuals (i) as nominees for election to the Board of Directors and (ii) to fill any vacancies or newly created directorships on the Board. The members of the Nominating Committee are Messrs. Brosig and White. The Board of Directors has determined that all of the members of the Nominating Committee are independent as that term is defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Nominating Committee met once during the fiscal year ended January 31, 2006. A current copy of the Nominating Committee's charter is available on our website at www.g-iii.com.

It is the policy of the Nominating Committee to consider candidates for Board membership suggested by Nominating Committee members and other Board members, management, our stockholders, third-party search firms and any other appropriate sources. As a stockholder, you may recommend any person for consideration as a nominee for director by writing to the Nominating Committee of the Board of Directors, c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018. Recommendations must be received by January 9, 2007 to be considered for the 2007 Annual Meeting of Stockholders. Recommendations must include the name and address of the stockholder making the recommendation, a representation setting forth the number of shares of our Common Stock beneficially owned by the recommending stockholder, a statement that the recommended nominee has expressed his or her intent to serve on the Board if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the Nominating Committee in evaluating the individual recommended nominee and a description of all arrangements or understandings between the recommending stockholder and each nominee and any other person concerning the nomination.

In evaluating candidates, the Nominating Committee will consider the following criteria: personal integrity, sound business judgment, business and professional skills and experience, independence (as that term is defined under the rules of the Securities and Exchange Commission and the Nasdaq listing standards) and the requirement to maintain a Board that is composed of a majority of independent directors, potential conflicts of interest, the extent to which a candidate would fill a present need, and concern for the long term interests of stockholders. In any particular situation, the Nominating Committee may focus on persons possessing a particular background, experience or qualifications which the Committee believes would be important to enhance the effectiveness of the Board. The evaluation process for stockholder recommendations is the same as for candidates recommended from any other source.

The Board of Directors has provided a process for stockholders to send communications to the Board. Stockholders who wish to send communications to the Board of Directors, or any particular director, should address such communications to the Board or such director c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018, Attn: Secretary. All such communications should include a representation from the submitting stockholder setting forth the stockholder's address and the number of shares of our Common Stock beneficially owned by the stockholder. The Board will give appropriate attention to written communications on issues that are submitted by stockholders and will respond as appropriate. Absent unusual circumstances, the Secretary of G-III will (i) be primarily responsible for monitoring communications from stockholders and (ii) provide copies or summaries of such communications to the Board, or the director to whom such communication is addressed, as the Secretary considers appropriate. Each stockholder communication will be forwarded to all directors, or the director to whom it is addressed, if it relates to a substantive matter and includes suggestions or comments that the Secretary considers to be important for the directors, or director, to know. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

We do not have a formal policy regarding attendance by members of the Board of Directors at annual stockholders meetings. Four of our seven directors then serving on the Board attended the 2005 Annual Meeting of Stockholders.

Vote Required

The nine nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will not be counted as a vote for any such nominee.

THE BOARD OF DIRECTORS DEEMS THE ELECTION AS DIRECTORS OF THE NINE NOMINEES LISTED ABOVE TO BE IN THE BEST INTERESTS OF G-III AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE ‘‘FOR’’ THEIR ELECTION.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation earned by our chief executive officer and each of the four other most highly compensated executive officers for the fiscal year ended January 31, 2006 for services in all capacities to us and our subsidiaries.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year(1)	Salary($)	Bonus($)	Other Annual Compensation(2)		Restricted Stock Awards	Options	All Other Compensation
Morris Goldfarb	2006	$650,000	$677,160	$50,000	(3)	$562,000	—	$64,109	(4)
Chief Executive Officer	2005	$650,000	—	—			—	$64,190	(4)
	2004	$650,000	$746,315	$50,000	(3)		—	$64,040	(4)
Jeanette Nostra	2006	$432,212	$150,000	—		$281,000	—	$20,511	(5)
President	2005	$375,000	$50,000	—			—	$20,361	(5)
	2004	$375,000	$200,000	—			—	$20,211	(5)
Wayne S. Miller	2006	$391,539	$300,000	—		$281,000	—	$42,534	(5)
Senior Vice President,	2005	$300,000	$50,000	—			—	$41,926	(5)
Chief Operating Officer	2004	$300,000	$175,000	—			—	$41,980	(5)
and Secretary
Deborah Gaertner	2006	$275,000	$50,000	—		$44,960	—	$6,300	(6)
Vice President – Women's	2005	$275,000	$36,300	—			—	$6,150	(6)
Sales Division of G-III	2004	$250,000	$25,000	—			—	$6,000	(6)
Leather Fashions, Inc.
Neal S. Nackman	2006	$238,462	$75,000	—		$67,440	—	$6,300	(6)
Chief Financial Officer	2005	$225,000	$25,000	—		—	—	$519	(6)
and Treasurer	2004	$32,884	—	—		—	—	—

(1)	Represents the fiscal year ended January 31 of that year.

(2)	Amounts reflected do not include perquisites and other personal benefits received by any named executive, the aggregate of which, in all instances, was less than the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive.

(3)	Represents a contribution to a supplemental pension trust pursuant to the terms of Mr. Goldfarb's employment agreement. See ‘‘Goldfarb Employment Agreement.’’

(4)	Amounts represent insurance premiums paid by us for life insurance on Mr. Goldfarb for the benefit of his wife, tax services paid by us and 401(k) matching contributions made by us on behalf of the executive.

(5)	Amounts represent insurance premiums paid by us for life and long-term disability insurance and 401(k) matching contributions made by us on behalf of the executive.

(6)	Amounts represent 401(k) matching contributions made by us on behalf of the executive.

The following table sets forth information with respect to (i) stock options exercised in the fiscal year ended January 31, 2006 by the persons named in the Summary Compensation Table and (ii) unexercised stock options held by such individuals.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise(#)	Value Realized(2)	Number of Unexercised Options Held at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Morris Goldfarb(3)	37,500	$211,125	405,000	30,000	$2,932,200	$157,800
Jeanette Nostra(4)	7,500	$21,300	168,000	15,000	$1,126,695	$78,900
Wayne S. Miller	—	—	169,798	15,000	$1,062,361	$78,900
Deborah Gaertner(3)	7,500	$35,850	15,750	—	$112,500	—
Neal S. Nackman	—	—	12,000	18,000	$28,800	$43,200

(1)	Computed based on the difference between the last sale price per share of the Common Stock of $9.53 on January 31, 2006 and the exercise price of each option.

(2)	Computed based on the difference between the last sale price per share of the Common Stock on the dates of exercise and the exercise price of each option.

(3)	Ms. Gaertner and Mr. Goldfarb have not sold any of the shares of Common Stock acquired in connection with these exercises.

(4)	Excludes 10,800 options held by Ms. Nostra's husband, Carl Katz, one of our directors.

Goldfarb Employment Agreement

The Company has an employment agreement with Morris Goldfarb effective through January 31, 2009. Two years prior to the expiration of the term of the agreement, it will automatically be extended for an additional year unless prior to that time either the Company or Mr. Goldfarb provides a written notice that the term should not be extended any further. The agreement provides for an annual base salary of $650,000, with increases at the discretion of the Board of Directors. The agreement also provides for a $2,000,000 life insurance policy which names Mr. Goldfarb's wife as beneficiary and an annual incentive bonus equal to varying percentages of pre-tax income (as defined in the employment agreement) if pre-tax income exceeds $2,000,000. The percentages vary from 3% of pre-tax income in excess of $2,000,000 up to 6% of pre-tax income in excess of $2,000,000 if pre-tax income exceeds $4,000,000. Pursuant to the employment agreement, we will contribute $50,000 per year to a supplemental pension trust for Mr. Goldfarb's benefit for each year in which net after-tax income (as defined in the employment agreement) exceeds $1,500,000. In addition, pursuant to the employment agreement, in the event that Morris Goldfarb's employment is terminated (i) by us without cause or (ii) by Morris Goldfarb because of a material breach by us of the agreement, in either case at any time after a ‘‘Change in Control’’ (as defined in the employment agreement), then Mr. Goldfarb will be entitled to receive from us, in general, (a) an amount equal to 2.99 times his base salary and bonus, as well as (b) certain employment-related benefits for a period of three years from the date of his termination.

Aaron Employment Agreement

On July 11, 2005, we entered into an employment agreement with Sammy Aaron. His employment agreement has a term through January 31, 2009 with automatic one-year renewals unless either party gives written notice to the other at least ninety days prior to the expiration of the initial term or any renewal period. The employment agreement provides for an annual base salary of $500,000, with increases at the discretion of the Board of Directors. On February 1, 2006, the Compensation Committee of the Board of Directors approved an increase in Mr. Aaron’s annual base salary to $600,000. Mr. Aaron is also entitled to participate in our benefit plans. If the employment agreement is terminated by us without justifiable cause (as defined in the employment agreement) or by Mr. Aaron for good reason (as defined in his employment agreement), Mr. Aaron is entitled to receive his salary and benefits for the remainder of the term of the employment agreement, subject to compliance by Mr. Aaron with his non-competition and other certain obligations in the employment agreement.

Compensation of Directors

We have a policy of compensating directors who are not employees of, or consultants to, us (‘‘Non-Employee Directors’’) at a rate of $15,000 per year, in addition to $1,000 per Board or committee meeting attended, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings.

Aron Goldfarb, who was a director of ours until June 2005, acts as a consultant to us and is paid at the rate of $1,000 per month for services rendered in such capacity. We also provide Mr. Goldfarb with a leased automobile and related automobile insurance as well as medical insurance for Mr. Goldfarb and his wife.

1999 Stock Option Plan for Non-Employee Directors

Pursuant to the G-III Apparel Group, Ltd. 1999 Stock Option Plan for Non-Employee Directors (the ‘‘1999 Plan’’), we automatically grant options to purchase shares of Common Stock on an annual basis to Non-Employee Directors. Subject to adjustment to reflect our three-for-two stock split, there were approximately 88,425 shares available for issuance under the 1999 Plan as of January 31, 2006. As a result of the stock split, our Board amended the 1999 Plan to allow for an increase in the maximum annual automatic option grant from 2,000 shares to 3,000 shares.

Under the 1999 Plan, which is administered by the Board of Directors, each Non-Employee Director is automatically granted an option to purchase up to 3,000 shares of Common Stock on the day after each annual meeting of the Company's stockholders. Additionally, the 1999 Plan provides that the Board of Directors, acting in its discretion, may make a one-time grant of an option to purchase up to 10,000 shares of Common Stock to an individual when he or she first becomes a Non-Employee Director. All options issued under the 1999 Plan are exercisable at a per share exercise price equal to the closing sale price of a share of Common Stock on the grant date.

The Board of Directors determined that the annual option grant after the 2005 Annual Meeting would be for 3,000 shares, as adjusted for our three-for two stock split, and also has determined that the annual option grant after the 2006 Annual Meeting will be for 3,000 shares. Accordingly, Ms. Pomerantz and each of Messrs. Brosig, Deiters, Feller, Katz, van Bokhorst and White will receive an option to purchase 3,000 shares of Common Stock if re-elected to the Board at the 2006 Annual Meeting.

As adjusted for our three-for-two stock split, each of Messrs. Brosig, Dieters, Feller, Katz, van Bokhorst and White received an option to purchase 3,000 shares of Common Stock at an exercise price of $5.18 per share following his re-election to the Board at the 2005 Annual Meeting, and, upon her election to the Board of Directors in September 2005, Ms. Pomerantz received an option to purchase 15,000 shares of Common Stock at an exercise price of $7.23 per share.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

This report of the Compensation Committee with respect to the fiscal year ended January 31,
2006 shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate the information by reference, and shall not otherwise be deemed filed under such Acts.

General.    In accordance with Nasdaq rules and the Compensation Committee Charter adopted by the Board of Directors, fiscal 2006 compensation of G-III’s executive officers was determined by the Compensation Committee.

Our compensation policies have evolved over the years. The compensation levels of G-III’s executive officers are reviewed periodically and compared to officers of other publicly held apparel companies.

One of G-III’s strengths is a strong management team. The compensation program is designed to enable G-III to attract, retain and reward capable employees who contribute to G-III’s success. Equity participation and a strong alignment to stockholders' interests are key elements of our compensation philosophy. Our executive compensation policies are intended to (i) attract and retain the most highly qualified managerial and executive talent; (ii) afford appropriate incentives to produce superior performance; (iii) emphasize sustained performance by aligning rewards with stockholder interests; (iv) motivate executives and employees to achieve G-III’s annual and long-term business goals; and (v) reward executives for superior individual contributions to G-III. To implement these policies, we have designed an executive compensation program consisting, in general, of base salary, annual bonus plan and stock options.

Effect of Section 162(m) of the Code.    Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), a publicly held corporation is generally prohibited from deducting as an expense for federal income tax purposes total remuneration in excess of $1 million paid to any of its chief executive officer or next four most highly compensated executive officers in a single taxable year. However, Section 162(m) of the Code provides an exception for ‘‘performance-based’’ remuneration. Annual incentive bonus amounts payable to Mr. Goldfarb pursuant to his employment agreement and remuneration attributable to non-qualified stock options have been structured to qualify for the ‘‘performance-based compensation’’ exception. The Compensation Committee expects to keep non-"performance-based’’ remuneration within the $1 million limit to ensure that all executive compensation will be fully deductible. Nevertheless, although the Committee considers the net cost to G-III in making all compensation decisions (including the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award will qualify as ‘‘performance-based’’ remuneration.

Base Salary.    Base salaries reflect individual responsibilities, experience, leadership and contribution to the success of G-III. Annual salary adjustments are generally determined by evaluating the performance of the executive and any increased responsibilities assumed by the executive, the performance of G-III and the competitive marketplace. During the fiscal year ended January 31, 2006, the Committee granted salary increases to Jeanette Nostra, Wayne Miller and Neal Nackman and, on February 1, 2006, the Committee granted a salary increase to Sammy Aaron.

Annual Bonuses.    Annual bonuses for executive officers are intended to be based on achieving pre-determined goals, as well as on discretionary considerations. Upon achievement of the required performance goals, individual awards are determined as variable percentages of the executive’s base salary, depending on the extent to which performance goals are attained.

The Committee retains authority to award bonuses on a discretionary basis reflecting, for example, excellent performance in unusual or difficult circumstances. Individual bonuses may also be awarded to executive officers based on job performance or other criteria within the discretion of the Committee. The Committee considers the recommendation of G-III’s Chief Executive Officer in awarding discretionary bonuses to other executive officers. Discretionary bonuses awarded to Ms. Nostra, Mr. Miller, Ms. Gaertner and Mr. Nackman are reflected in the Summary Compensation

Table set forth in this Proxy Statement. The Compensation Committee made all determinations regarding the award of bonuses to executive officers with respect to fiscal 2006.

Compensation of the Chief Executive Officer.    Pursuant to his employment agreement, Mr. Goldfarb received a base annual salary of $650,000 during fiscal 2006. Mr. Goldfarb has a performance-based incentive bonus provision in his employment agreement. This incentive provision is intended to recognize Mr. Goldfarb's unique role in overall management and corporate strategy and provide incentive compensation based on overall performance by G-III. Under the terms of his incentive provision, Mr. Goldfarb received a bonus of $677,160 with respect to fiscal 2006. A more complete description of Mr. Goldfarb's employment agreement is set forth earlier in this proxy statement under the heading ‘‘Goldfarb Employment Agreement.’’

Stock Options.    The Compensation Committee endorses the position that equity ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. Stock option and other equity based compensation awards provide a long-term view and incentives tied to growth in stockholder value. The Compensation Committee strongly believes that the compensation program should provide employees with an opportunity to increase their ownership and potentially gain financially from increases in the price of the Common Stock. By this approach, the best interests of stockholders, executives and employees will be closely aligned.

Compensation Committee WILLEM VAN BOKHORST RICHARD WHITE

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors is responsible for, among other things, overseeing G-III's accounting and financial reporting processes and reviewing and discussing G-III's audited financial statements with management.

Management is responsible for G-III's financial reporting process including its system of internal control and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. G-III's independent auditors are responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes. Members of the Audit Committee are not employees of G-III and are not required to be accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent auditors included in their report of G-III's financial statements.

The oversight by the Audit Committee does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee cannot give assurance that G-III's financial statements are presented in accordance with generally accepted accounting principles, that the audit of G-III's financial statements has been carried out in accordance with generally accepted auditing standards or that G-III's independent accountants are in fact ‘‘independent.’’

Review of Audited Financial Statements.    The Audit Committee has reviewed G-III's audited financial statements for the fiscal year ended January 31, 2006 as prepared by management and audited by Ernst & Young LLP, G-III's independent auditors, and has discussed these financial statements with management. In addition, the Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees) regarding the codification of statements on auditing standards. Furthermore, the Audit Committee has received the written disclosures and the letter from

Ernst & Young LLP required by the Independence Standards Board Standard No. 1 and has discussed with Ernst & Young LLP its independence.

Recommendation.    In reliance on the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 31, 2006 be included in G-III's Annual Report on Form 10-K for that fiscal year.

Audit Committee of the Board of Directors THOMAS BROSIG ALAN FELLER WILLEM VAN BOKHORST RICHARD WHITE

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth fees we paid for audit, audit-related, tax and other services provided by Ernst & Young LLP during each of the last two fiscal years.

	Fiscal Year Ended January 31,
	2006	2005
Audit fees	$653,000	$361,000
Audit-related fees	5,000	8,000
Tax fees	148,000	107,000
All other fees	—	—
Total	$806,000	$476,000

Audit Fees.    Audit fees include services associated with the audit of our annual financial statements included in our Annual Report on Form 10-K, review of financial statements included in our quarterly reports on Form 10-Q, and statutory audits required internationally during each fiscal year. In fiscal 2006, these services also included the audits of the opening balance sheets and purchase price accounting for two companies we acquired in July 2005.

Audit-related Fees.    Audit-related fees include assurance and other services that are related to the audit and review of our financial statements. These services included consultation regarding the sale of our joint venture interest in China and accounting for license renewal incentives in fiscal 2005 and consultation for various accounting matters in fiscal 2006.

Tax Fees.    Tax fees include services related to income tax compliance, assistance with tax audits, tax advice and tax planning. In fiscal 2006, these services also included tax consultation in connection with the acquisitions and the liquidation of our Korean subsidiary.

The Audit Committee has considered whether the provision of the above services is compatible with maintaining Ernst & Young LLP's independence and all of the above services were pre-approved by the Audit Committee.

It is the Audit Committee's policy that it pre-approve all audit and permissible non-audit services to be performed by our independent accountants, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent accountants present a listing of all services they expect to perform for us in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit Committee to perform an independence review of each proposed service. The Audit Committee reviews this list and approves appropriate services which, in the Audit Committee's judgment, will not impair the accountants' independence. With respect to any additional services proposed to be performed by the independent accountants during the year, management will evaluate the impact on the independent accountant's independence and obtain Audit Committee approval for such service. The Audit Committee has delegated interim pre-approval authority to the Chairman of the Audit Committee.

PROPOSAL NO. 2—AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

The Board of Directors has unanimously approved, subject to stockholder approval, an amendment to Paragraph (A) of Article Fourth of our certificate of incorporation to increase the total number of authorized shares of Common Stock from 20,000,000 shares to 40,000,000 shares. The number of authorized shares of our preferred stock will remain the same, at 1,000,000 shares.

Subject to stockholder approval, Paragraph (A) of Article Fourth of our certificate of incorporation will be amended and restated in its entirety as follows:

FOURTH:    A.   Authorized Capital Stock.    The total number of shares of all classes of stock which this Corporation shall have authority to issue is FORTY ONE MILLION (41,000,000) shares, consisting of ONE MILLION (1,000,000) shares of Preferred Stock, par value $.01 per share (hereinafter, the ‘‘Preferred Stock’’), and FORTY MILLION (40,000,000) shares of Common Stock, par value $.01 per share (hereinafter, the ‘‘Common Stock’’).

In March 2006, our Board of Directors declared a three-for-two stock split of our Common Stock that was effected in the form of a stock dividend of one share of Common Stock for every two shares of Common Stock owned. At May 2, 2006, there were 12,374,099 shares of Common Stock outstanding. An aggregate of 2,451,257 shares of Common Stock were reserved for issuance pursuant to our various stock plans, of which options to purchase 1,389,193 shares were outstanding. In addition, 150,000 shares of Common Stock are reserved for issuance in connection with an acquisition made by us. As a result, as of May 2, 2006, we have issued or reserved for issuance 14,975,356 of the 20,000,000 authorized shares of Common Stock.

If the proposed amendment is approved by our stockholders, the additional shares authorized will be available for general corporate purposes. The Board of Directors believes that the proposed increase in the number of authorized shares is necessary to provide us with the flexibility to pursue opportunities without added delay and expense. The additional shares authorized could be issued at the direction of the Board of Directors from time to time for any proper corporate purpose, including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business, a split or dividend on then outstanding shares or in connection with any employee share plan or program.

Our Board of Directors will determine whether, when and on what terms the issuance of shares of Common Stock may be warranted. The additional shares of Common Stock will be available for issuance without further action by our stockholders unless such action is required by applicable law or by the rules of the Nasdaq National Market. While depending on market conditions and other factors we may raise additional capital through the issuance of equity securities, we have no other current plans to issue additional shares for any other purpose. Under our certificate of incorporation, stockholders do not have preemptive rights with respect to the authorization of additional shares of Common Stock. Except in certain cases such as a stock dividend, the issuance of additional shares of Common Stock would have the effect of diluting the voting power of existing stockholders.

Although not a factor in the Board of Directors’ decision to propose the amendment, one of the effects of the amendment to our certificate of incorporation may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of G-III, since the issuance of these additional shares of Common Stock could be used to dilute the stock ownership of persons seeking to obtain control or otherwise increase the cost of obtaining control of us. As of March 31, 2006, our directors, executive officers and a ten percent (10%) stockholder who is related to our Chairman and Chief Executive Officer, in the aggregate, beneficially owned 53.0% of our outstanding Common Stock.

Interests of Certain Persons

While none of our other directors or executive officers has a present commitment to purchase any of the additional authorized shares, it is possible that one of more of such persons will participate in any future transaction in which we issue additional shares of Common Stock or securities convertible into Common Stock, in which case the participating officers and directors may be deemed to have an interest in the approval of this Proposal No. 2.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock outstanding is required for the approval of the amendment to our certificate of incorporation. Broker non-votes and abstentions with respect to this matter have the same effect as a vote ‘‘against’’ the matter.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF US AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE ‘‘FOR’’ APPROVAL THEREOF.

PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT
OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The stockholders will be asked to ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent certified public accountants for the fiscal year ending January 31, 2007. If this appointment is not ratified by the stockholders, the Audit Committee will reconsider its decision. Ernst & Young LLP audited our financial statements for the fiscal year ended January 31, 2006. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will have an opportunity to make a statement if such person desires to do so, and is expected to be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF US AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE ‘‘FOR’’ APPROVAL THEREOF.

Our Comparative Performance

The Securities and Exchange Commission requires us to present a chart comparing the cumulative total stockholder return on our Common Stock with the cumulative total stockholder return of (i) a broad equity market index and (ii) a published industry index or peer group. This chart compares the Common Stock with (i) the S&P 500 Composite Index and (ii) the S&P Textiles Index, and assumes an investment of $100 on January 31, 2001 in each of the Common Stock, the stocks comprising the S&P 500 Composite Index and the stocks comprising the S&P Textile Index.

G-III Apparel Group, Ltd.
Comparison of Cumulative Total Return
(January 31, 2001 – January 31, 2006)

Section 16(a) Beneficial Ownership Reporting Compliance

To our knowledge, our directors, officers and beneficial owners of more than ten percent of our Common Stock were in compliance with the reporting requirements of Section 16(a) under the Securities Exchange Act of 1934, as amended, during fiscal 2006 except that Aron Goldfarb, an owner of more than 10% of G-III’s common stock, failed to timely file a Form 4 to report the sale of 5,000 shares of common stock. Mr. Goldfarb subsequently filed a Form 4 reporting this transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In April 2003, the Audit Committee authorized us to enter into a lease agreement (the ‘‘Initial Lease’’) and management agreement with 345 West 37th Corp. (‘‘345 Corp.’’), a company owned and managed by Morris Goldfarb and Aron Goldfarb. The Initial Lease covers space on the fifth floor of the building located at 345 West 37th Street, New York, New York (the ‘‘Premises’’), parking spaces on the Premises and use of the billboard on the Premises. In January 2004, the Audit Committee approved our entry into a second lease agreement with 345 Corp. pursuant to which we leased additional space at the Premises which we use primarily for office space (the ‘‘Supplemental Lease’’). We also agreed with 345 Corp. to extend the term of the Initial Lease to expire concurrently with the ten year term of the Supplemental Lease. Our rental cost for space at the Premises during fiscal 2006 was $207,000. We estimate our rental cost will be approximately $207,000 during the year ending January 31, 2007 and for each year thereafter. In addition, we pay our pro rata share of operating expenses and real estate taxes, approximately $20,000 per year, plus a $25,000 annual contribution to the salaries of security and maintenance staff employed at the Premises. Under the terms of the management agreement, we provide management services with respect to the Premises, consisting primarily of administrative, bookkeeping, lease negotiation and oversight of building operations.

In July 2005, we acquired J. Percy for Marvin Richards, Ltd., CK Outerwear LLC and a 50% interest in Fabio Licensing, LLC (‘‘Marvin Richards’’) pursuant to a Stock Purchase Agreement with the former shareholders of Marvin Richards. Sammy Aaron, our Vice Chairman and a Director, was one of the former shareholders of Marvin Richards. The Stock Purchase Agreement provides that we will pay additional cash consideration to the former shareholders if our Marvin Richards division achieves a certain amount of earnings before interest and taxes and amortization of intangibles during each fiscal year ending on January 31, 2006 through January 31, 2009. We paid $1,375,000 of additional cash consideration to Mr. Aaron with respect to the fiscal year ended January 31, 2006.

During fiscal 2006, Jeffrey Goldfarb, the son of Morris Goldfarb, our Chairman, Chief Executive Officer and a Director, was employed by us as director of business development, and was paid an aggregate salary and bonus of $122,500 for his services during the year.

STOCKHOLDER PROPOSALS

All stockholder proposals which are intended to be presented at our Annual Meeting of Stockholders to be held in 2007 must be received by us no later than January 9, 2007 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

By Order of the Board of Directors
/s/ Wayne S. Miller WAYNE S. MILLER Secretary

Dated: May 2, 2006

A COPY OF OUR ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: G-III APPAREL GROUP, LTD., ATTENTION: CORPORATE SECRETARY, 512 SEVENTH AVENUE, NEW YORK, NEW YORK 10018.

G-III APPAREL GROUP, LTD.
This Proxy Is Solicited By The Board of Directors For The
Annual Meeting of Stockholders To Be Held On June 8, 2006

The undersigned, a stockholder of G-III Apparel Group, Ltd. (the ‘‘Corporation’’), hereby constitutes and appoints Morris Goldfarb and Wayne S. Miller and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, June 8, 2006, and at any and all adjournments or postponements thereof, as follows:

(1)    ELECTION OF DIRECTORS

FOR the nominees listed below (except as marked to the contrary below)	WITHHOLDING AUTHORITY to vote for all the nominees listed below

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)
Nominees: Morris Goldfarb, Sammy Aaron, Thomas J. Brosig, Pieter Deiters, Alan Feller, Carl Katz, Laura Pomerantz, Willem van Bokhorst and Richard White.

(2)    PROPOSAL TO APPROVE THE AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

   FOR                   AGAINST                   ABSTAIN

(3)    PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP

   FOR                   AGAINST                   ABSTAIN

(4)    In their discretion upon such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

(Continued on reverse side.)

(Continued)

Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1, 2 and 3. If no instruction is indicated, this Proxy will be voted FOR all listed nominees for directors, FOR Proposal No. 2 and FOR Proposal No. 3. Any and all proxies heretofore given by the undersigned are hereby revoked.

Dated:

Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or authority.

Please Date, Sign and Mail in the Enclosed Reply Envelope